Exhibit 10.13

December 30, 2005

Pequot Private Equity Fund III, L.P.

c/o Pequot Capital Management, Inc.

500 Nyala Farm Road

Westport, CT 06880

Attention: Aryeh Davis

                 Carlos Rodrigues

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement dated as of the date hereof among Irvine Sensors Corporation (the “Company”) and the purchasers party thereto (the “Purchase Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

In order to induce the Purchasers to enter into the Purchase Agreement and purchase the Notes and Warrants, the Company agrees to: (i) cause an individual designated in writing from time to time by Pequot Private Equity Fund III, L.P., and reasonably acceptable to the Company’s Nominating and Corporate Governance Committee, who shall initially be Martin Hale (the “Pequot Director”) to serve on the Company’s Board of Directors; (ii) nominate the Pequot Director for reelection at each annual meeting of the Company’s stockholders; (iii) provided that the Pequot Director meets the applicable membership requirements of the Securities and Exchange Commission and the Eligible Market on which the Company’s Common Stock is then listed, appoint the Pequot Director to all committees of the Company’s Board of Directors; and (iv) execute and deliver to the Pequot Director the Company’s standard Director Indemnification Agreement in the form of Exhibit A attached hereto. The covenants and obligations of the Company under this letter agreement shall terminate upon the Purchasers and their respective Affiliates owning (legally or beneficially), or having the right to acquire, in the aggregate less than 500,000 shares of Common Stock (as adjusted for any stock dividends, combinations, stock splits and the like) issued or issuable upon conversion of the Notes. For the avoidance of doubt, the Company acknowledges that Martin Hale is deemed reasonably acceptable to the Company’s Nominating and Corporate Governance Committee.

This letter shall be governed by and construed in accordance with the laws of the State of New York (except for matters governed by corporate law in the State of Delaware) and each of the parties hereto irrevocably consents to the exclusive jurisdiction of all courts, federal and state, located in the City of New York for the adjudication of any dispute arising hereunder. This letter may not be amended or waived except in writing, by a document executed by the Company and Pequot Private Equity Fund III, L.P. This letter may be executed in two or more counterparts, together constituting one agreement, and may be executed by facsimile, having the same force as if originally executed.

Very truly yours,

IRVINE SENSORS CORPORATION

By:	/s/ John J. Stuart, Jr.
Name:	John J. Stuart, Jr.
Title:	SVP/CFO

Accepted:

PEQUOT PRIVATE EQUITY FUND III, L.P.

By:	Pequot Capital Management, Inc.,
its Investment Manager

By:	/s/ Carlos Rodrigues
Name:	Carlos Rodrigues
Title:	Chief Financial Officer
Pequot Ventures